Exhibit 4.3

AMERICAN FINANCIAL REALTY TRUST

Issuer

and

DEUTSCHE BANK TRUST COMPANY AMERICAS

Trustee

SECOND SUPPLEMENTAL INDENTURE

Dated as of December 29, 2004

To

INDENTURE

Dated as of July 9, 2004

4.375% CONVERTIBLE SENIOR NOTES DUE 2024

Second Supplemental Indenture

SECOND SUPPLEMENTAL INDENTURE, dated as of December 29, 2004 (this “Second Supplemental Indenture”), between AMERICAN FINANCIAL REALTY TRUST, a real estate investment trust organized under the laws of the State of Maryland (the “Company”), having its principal office at 1725 The Fairway, Jenkintown, Pennsylvania 19046, and DEUTSCHE BANK TRUST COMPANY AMERICAS, as trustee under the Indenture referred to below (in such capacity, the “Trustee”).

RECITALS OF THE COMPANY

WHEREAS, the Company and the Trustee have heretofore entered into an Indenture, dated as of July 9, 2004 (as amended and supplemented by the First Supplemental Indenture thereto, dated as of October 1, 2004 (the “Original Indenture”), and such Original Indenture, as further supplemented from time to time, including without limitation pursuant to this Second Supplemental Indenture being referred to herein as the “Indenture”); and

WHEREAS, under the terms of the Original Indenture, the Company may at any time enter into a supplemental indenture for the purpose of irrevocably specifying its election for settling future Conversion Obligations pursuant to Section 15.01 of the Original Indenture, and the Company has determined to enter into this Second Supplemental Indenture in order to so irrevocably specify its election as set forth herein; and

WHEREAS, under the terms of the Original Indenture, the Company may at any time enter into a supplemental indenture for the purpose of conforming the Original Indenture to the Offering Memorandum;

WHEREAS, the Company has determined that, in order to conform the Original Indenture to the Offering Memorandum, it is necessary to amend Sections 15.01(a)(iii) and 15.03 of the Original Indenture as provided herein;

WHEREAS, all acts and things necessary to make this Second Supplemental Indenture a valid and binding agreement in accordance with the Original Indenture have been done or performed;

NOW, THEREFORE, in consideration of the premises, agreements and obligations set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree, for the equal and proportionate benefit of all Holders (in this Second Supplemental Indenture, such term having the same meaning as in the Registration Rights Agreement) of the Notes, as follows:

ARTICLE 1

RELATION TO INDENTURE; DEFINITIONS

Section 1.01. Relation to Indenture.

With respect to the Notes, this Second Supplemental Indenture constitutes an integral part of the Indenture.

Section 1.02. Definitions.

For all purposes of this Second Supplemental Indenture, capitalized terms used herein and not otherwise defined herein shall have the meanings assigned thereto in the Original Indenture.

Second Supplemental Indenture

Section 1.03. General References.

All references in this Second Supplemental Indenture to Articles and Sections, unless otherwise specified, refer to the corresponding Articles and Sections of this Second Supplemental Indenture; and the term “herein”, “hereof”, “hereunder” and any other word of similar import refers to this Second Supplemental Indenture.

ARTICLE 2

SETTLEMENT OF CONVERSION OBLIGATIONS

Section 2.01. Election for Settling Conversion Obligations.

Pursuant to Section 11.01(g) of the Original Indenture, the Company hereby elects to settle all Conversion Obligations arising after the date hereof pursuant to Section 15.03(a) of the Original Indenture (a) with an amount of cash equal to the lesser of (i) the aggregate principal amount of Notes to be converted or (ii) the amount of cash settlement determined pursuant to Section 15.03(a)(ii) of the Original Indenture and (b) with respect to any excess of any Conversion Obligation over the aggregate principal amount of Notes to be converted, with cash or Common Shares, or any combination thereof, as provided for in Section 15.03(a)(iii) of the Original Indenture.

Section 2.02. Irrevocable Election.

Pursuant to Section 11.01(g) of the Original Indenture, the election made by the Company in Section 2.01 shall be irrevocable and may not be amended, rescinded or superceded by a subsequent supplemental indenture approved or adopted pursuant to Article 11 of the Indenture or otherwise.

ARTICLE 3

AMENDMENTS TO ORIGINAL INDENTURE

Section 3.01. Amendment Regarding Conversion Price.

Pursuant to Section 11.01(c) of the Original Indenture, Section 15.03 of the Original Indenture is hereby amended to replace the references to “Conversion Price” in Sections 15.03(a)(i) and (a)(ii)(A) to “Conversion Rate”.

Section 3.02. Amendment Regarding Applicable Share Price

Pursuant to Section 11.01(c) of the Original Indenture, the last sentence of Section 15.01(a)(iii) of the Original Indenture is hereby amended and restated in its entirety to read as follows:

Any Common Shares delivered upon a Principal Value Conversion will be valued at the greater of (A) the average of the Last Reported Common Share Prices of Common Shares for a five Trading Day period starting on the third Trading Day following the Conversion Date (the “Applicable Share Price”) and (B) the Effective Conversion Price on the applicable Conversion Date;

Second Supplemental Indenture

2

ARTICLE 4

MISCELLANEOUS

Section 4.01. Certain Trustee Matters.

The recitals contained herein shall be taken as the statements of the Company, and the Trustee assumes no responsibility for their correctness.

The Trustee makes no representations as to the validity or sufficiency of this Second Supplemental Indenture or the Notes or the proper authorization or the due execution hereof or thereof by the Company.

Section 4.02. Continued Effect.

Except as expressly supplemented and amended by this Second Supplemental Indenture, the Original Indenture shall continue in full force and effect in accordance with the provisions thereof, and the Original Indenture is in all respects hereby ratified and confirmed. This Second Supplemental Indenture and all its provisions shall be deemed a part of the Original Indenture in the manner and to the extent herein and therein provided.

Section 4.03. Governing Law.

This Second Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York.

Section 4.04. Counterparts.

This instrument may be executed in any number of counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

Second Supplemental Indenture

3

IN WITNESS WHEREOF, the parties hereto have caused this Second Supplemental Indenture to be duly executed and delivered, all as of the day and year first above written.

AMERICAN FINANCIAL REALTY TRUST

By:	/S/ JAMES T. RATNER
Name:	James T. Ratner
Title:	Senior Vice President and Chief Financial Officer

DEUTSCHE BANK TRUST COMPANY AMERICAS, as Trustee

By:	/S/ YANA KALACHIKOVA
Name:	Yana Kalachikova
Title:	Associate

Second Supplemental Indenture